Exhibit 99.1

Investor Contact:	Neal Kanda VP & Treasurer (808) 544-0622 nkanda@cpbi.com	Media Contact:	Ann Takiguchi PR/Communications Officer (808) 544-0685 atakiguchi@cpbi.com

NEWS RELEASE

CPB Inc. To Change Company Name to Central Pacific Financial Corp.

        HONOLULU, April 25, 2003—CPB Inc. (NYSE: CPF) announced its shareholders approved changing the name of its publicly-traded holding company to Central Pacific Financial Corp. The Company is proceeding with the legal and logistical steps to effectuate the name change and it intends to start doing business and trading under its new name on May 1, 2003. The name of the Company's primary subsidiary will remain Central Pacific Bank.

        "CPB Inc. has developed from more than a bank that makes loans and gathers deposits to a facilitator of financial transactions. We believe Central Pacific Financial Corp. better reflects the overall strategy of the Company," said Clint Arnoldus, Chairman, President and Chief Executive Officer of CPB Inc.

        CPB Inc. is a Hawaii-based bank holding company whose common stock is traded on The New York Stock Exchange under the symbol "CPF." Central Pacific Bank, its subsidiary, is Hawaii's third largest commercial bank with 24 branches statewide, including five supermarket branches and 77 ATMs statewide. For additional information, please visit our web site at http://www.cpbi.com.

        This document may contain forward-looking statements concerning projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and generally include the words "believes", "plans", "intends", "expects", "anticipates" or words of similar meaning. While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions, are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect. Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events on the Company's business and operations and on tourism, the military, and other major industries operating within the Hawaii market; the impact of legislation affecting the banking industry; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates; and trading of the Company's stock. For further information on factors which could cause actual results to materially differ from projections, please see the Company's publicly available Securities and Exchange Commission filings, including the Company's Form 10-K for the last fiscal year. Be advised, the Company does not update any of its forward-looking statements.

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